UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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CORTEXYME, INC.

(Name of Registrant as Specified In Its Charter)

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CORTEXYME, INC.

269 East Grand Ave.

South San Francisco, California

May 25, 2022

Dear Stockholder:

By now you should have received your proxy materials in connection with the 2022 Annual Meeting of Stockholders of Cortexyme, Inc. to be held on Wednesday, June 8, 2022 (the “Annual Meeting”). Enclosed please find a supplement to our proxy statement that describes certain changes, including to our management and Board of Directors, that occurred after the distribution of our proxy materials for the Annual Meeting.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares of common stock you own, it is important that your shares of Cortexyme common stock are represented and voted at the Annual Meeting. If you have already voted, we thank you for taking the time to do so. If you have not already voted, please take a moment to vote your proxy at your earliest opportunity. You should read carefully and consider the information contained in the Notice of Annual Meeting and Proxy Statement dated April 27, 2022, which you should have already received, as well as this enclosed supplement to the proxy statement, dated May 25, 2022.

Thank you in advance for your prompt attention to this very important matter.

Sincerely,

/s/ Christopher Lowe
Christopher Lowe
Chief Operating Officer and Chief Financial Officer, and member of the Board of Directors

CORTEXYME, INC.

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2022

We are furnishing to you this supplement to our proxy statement, dated May 25, 2022 (this “Supplement”), to supplement the Notice of Annual Meeting and Proxy Statement, dated April 27, 2022 (the “Proxy Statement”), with respect to the solicitation of proxies by the Board of Directors of Cortexyme, Inc. (the “Board”) for use at the 2022 Annual Meeting of Stockholders, to be held on Wednesday, June 8, 2022 at 11:00 a.m., Pacific Time, via live webcast on the internet at https://web.lumiagm.com/294872708.

The purpose of this Supplement is to provide information relating to the recently announced acquisition, changes to our management team and Board, and related compensation arrangements.

This Supplement should be reviewed together with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares of Cortexyme common stock. To the extent that the information in this Supplement differs from or updates the information contained in the Proxy Statement, the information in this Supplement is more current and supersedes that information contained in the Proxy Statement.

In this Supplement, terms such as “we,” “us” and “our” refer to Cortexyme, Inc., which may also be referred to as “Cortexyme” or “the Company.”

ACQUISITION OF NOVOSTEO, INC.

On May 19, 2022, Cortexyme completed its previously announced acquisition (the “Merger”) of Novosteo Inc., a Delaware corporation (“Novosteo”), pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of May 9, 2022, (the “Merger Agreement”), by and among the Company, Quince Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Quince Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Company, Novosteo, and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the securityholders’ representative.

Pursuant to the terms of the Merger Agreement, at the closing of the Merger (the “Effective Time”), each share of capital stock of Novosteo that was issued and outstanding immediately prior to the Effective Time was automatically cancelled and converted into the right to receive 0.0911 shares of the Company’s common stock. The total number of shares of the Company’s common stock issued as consideration for the Merger was approximately 6 million shares, including options to purchase an aggregate of 507,108 shares of the Company’s common stock upon conversion of the outstanding Novosteo options, with the awards retaining the same vesting and other terms and conditions as in effect immediately prior to consummation of the Merger.

The respective boards of directors of Cortexyme and Novosteo have approved the Merger Agreement, and the requisite Novosteo stockholders have adopted the Merger Agreement. David Lamond, the Chairman of the Board of Cortexyme, was also a member of the board of directors of Novosteo and equity holder of both Cortexyme and Novosteo.

MANAGEMENT CHANGES AND COMPENSATION ARRANGEMENTS

On May 7, 2022, the Board approved, contingent upon the closing of the Merger, the appointment of Dirk Thye, M.D. as the Chief Executive Officer of the Company and as principal executive officer and a Class II director of the Company. Dr. Thye joined the class of directors whose term expires at the Company’s 2024 annual stockholders’ meeting.

Dr. Thye served as the Chief Executive Officer of Novosteo from September 2021 to May 2022. Previously, from January 2016 to July 2020, Dr. Thye was the Executive Chairman of Geom Therapeutics, Inc., a biopharmaceutical company, and from September 2016 to January 2018, the Chief Executive Officer of Agenovir Corporation, a biopharmaceutical company. Dr. Thye holds a M.D. from the University of California, Los Angeles and a B.A. in Molecular Biology from the University of California, Berkeley.

In connection with Dr. Thye’s appointment as the Company’s Chief Executive Officer and contingent upon the closing of the Merger, Christopher Lowe, the Company’s previous interim Chief Executive Officer, stepped down from his role as the interim Chief Executive Officer and his role as a principal executive officer. He remains the Company’s Chief Financial Officer and Chief Operating Officer, and principal financial officer.

In connection with Dr. Thye’s appointment as the Company’s Chief Executive Officer, the Company and Dr. Thye entered into an employment offer letter (the “Thye Offer Letter”). Pursuant to the Thye Offer Letter, for his service as Chief Executive Officer of the Company, Dr. Thye receives an annual base salary of $550,000, subject to increases in the discretion of the Board from time to time, and is eligible to receive an annual discretionary performance bonus of up to 50% of his then-current base salary, to be prorated as of his date of hire. Dr. Thye also received an option to purchase 1,979,650 shares of the Company’s common stock (the “Option”). The Option was granted pursuant to the Company’s 2022 Inducement Plan, at an exercise price per share of $2.98, the closing price of the Company’s common stock on the grant date. Twenty-five percent of the shares subject to the Option will vest one year after the grant date and the remaining shares will vest in equal monthly installments over the following 36 months, subject to Dr. Thye’s continuous service with the Company through each applicable vesting date. In addition, Dr. Thye’s options to purchase shares of common stock of Novosteo held as of immediately prior to the closing of the Merger were assumed by the Company in connection with the Merger.

The Company and Dr. Thye also entered into an executive change in control and severance agreement (the “Thye Severance Agreement”). The Thye Severance Agreement provides for severance benefits upon a qualifying termination of employment, including modified severance benefits on a qualifying termination of employment in connection with a change in control. If the Company terminates Dr. Thye’s employment without “cause” or if he resigns for “good reason” (as such terms are defined in the Thye Severance Agreement), he would be entitled to certain severance payments and benefits, subject to a release of claims in favor of the Company, including, among others, 12 months of base salary continuation payments, 100% of his target annual bonus for the year in which the termination occurs, prorated for his period of service with the Company during such year, and certain accelerated vesting of outstanding time-vesting equity awards and performance-vesting equity awards. If Dr. Thye’s employment is terminated by the Company without cause or by Dr. Thye for good reason within three months prior or 18 months after a “change in control” of the Company (as defined in the Thye Severance Agreement), Dr. Thye would instead be entitled to certain severance payments and benefits, subject to a release of claims in favor of the Company, including, among others, a cash severance payment equal to 18 months of his then-current base salary, 150% of his target annual bonus for the year in which the termination occurs, prorated for his period of service with the Company during such year, and certain accelerated vesting of outstanding time-vesting equity awards and performance-vesting equity awards.

On May 7, 2022, the Board appointed Phil Low, Ph.D. to serve as a Class I director of the Company, contingent upon the closing of the Merger. Dr. Low joined the class of directors whose term expires at the Company’s 2023 annual stockholders’ meeting.

On May 20, 2022, the Company announced the departure of Caryn McDowell, the Company’s Chief Legal and Administrative Officer and Corporate Secretary, effective as of July 8, 2022.

VOTING MATTERS; REVOCABILITY OF PROXIES

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which proposals are described in the Proxy Statement, and there are no changes to the proxy card or voting instruction form previously distributed to stockholders.

If you have already voted by Internet, telephone or by mail, then you do not need to take any action unless you wish to change your vote. If you have already voted and wish to change your vote based on any of the information contained in this Supplement or otherwise, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. Important information regarding how to vote your shares of common stock and how to revoke or change a proxy already given is available in the Proxy Statement under the caption “Questions and Answers About the Meeting—Can I change my vote or revoke my proxy?” Shares of common stock represented by valid proxies already returned by stockholders (via Internet, telephone or mail) will be voted at the Annual Meeting in the manner indicated unless revoked or changed as provided in the Proxy Statement. Shares of common stock represented by valid proxies returned before the 2022 Annual Meeting, but for which no voting instructions have been provided, will be voted in accordance with the recommendations of the Board as set forth in the Proxy Statement under the caption “Questions and Answers About the Meeting —How does the board of directors recommend I vote on these proposals?”

YOU ARE URGED TO READ THE PROXY STATEMENT AND THIS SUPPLEMENT CAREFULLY IN DECIDING HOW TO VOTE. As a stockholder, your vote is very important and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting and regardless of the number of shares of Cortexyme common stock that you own.

*****

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held at

11:00 a.m., Pacific Time, on June 8, 2022 via live webcast on the internet at

https://web.lumiagm.com/294872708.

The Proxy Statement, this Supplement and annual report to stockholders are available at https://ir.cortexyme.com/.